Tecogen to Attend the 31st Annual Roth Conference on March 19, 2019 WALTHAM, MA, March 18, 2019 – Tecogen Inc. (NASDAQ: TGEN), a clean energy company providing ultra-efficient, clean, natural gas powered on-site power, heating and cooling equipment, is pleased to announce that the company will be attending the 31st Annual ROTH Conference held at The Ritz Carlton, Laguna Niguel in Orange County, CA. Benjamin Locke, Tecogen’s CEO will be available to meet with investors on Tuesday, March 19, 2019 between the hours of 7:00 a.m. and 4:00 p.m. Pacific Time. The company’s presentation materials will be made available in the Investor Relations section of our website under Investor Relations. This conference is for clients of ROTH and by invitation only. If you are interested in attending, please contact a ROTH Sales Representative at 800-678-9147. You can also e-mail registration@roth.com for more information. About Tecogen Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint. In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment. Tecogen, InVerde e+, Ilios, Tecochill, Tecopower, Tecofrost and Ultera are registered or pending trademarks of Tecogen Inc. Forward Looking Statements This press release contains “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com

In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth. Tecogen Media & Investor Relations Contact Information: Benjamin Locke, CEO P: (781) 466-6402 E: Benjamin.Locke@Tecogen.com Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com